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                               [BAY MEADOWS LOGO]

August 13, 1996

Dear Fellow Stockholder:

Recently, the Board of Directors of California Jockey Club ("CJC") was ordered by a Court to hold an Annual Stockholders Meeting by August 30, 1996. In short, the holding of an election for CJC Directors could no longer be postponed. For the convenience of Stockholders, Bay Meadows Operating Company ("BMOC") is having a Special Meeting of Stockholders on the same day.

In connection with the special meeting, I believe it is important to emphasize to you that the present position of BMOC as to the feasibility of training and stabling horses at an off-site facility and then vanning the horses to and from Bay Meadows to race has changed from that expressed at the BMOC Stockholders Meeting held in July of 1995. At that time, more than a year ago, I thought that if a suitable site was found and a world class stabling and training facility built, the concept would be accepted. After all, prior to the 1995 Stockholders Meeting, Kjell Qvale (CJC Chairman) had assured the BMOC Board that such a plan had industry-wide support, including the support of the Thoroughbred Owners of California ("TOC"). Therefore, at that time, I believed it was in the best interests of all concerned to support the decision of CJC to sell and develop the stable area and training track.

When I subsequently learned in August of 1995 that CJC's plan did not have the support and approval of either TOC or the California Horsemen's Benevolent and Protective Association (Trainers' Organization), I changed my mind. The fact that a suitable off-site stable facility had not been located and, to this day, has not been found also contributed to the change in my position. The leadership of CJC has been well aware of my current position and that of the BMOC Board for a long period of time. In fact, BMOC's position was publicly disclosed in the following excerpt from our Annual Report filed with the Securities and Exchange Commission on or about April 12, 1996:

     "Initially, the management of Bay Meadows thought that the 75-acre Stable Area and Training Track could be sold without jeopardizing Bay Meadows racing operations assuming appropriate alternative training and stabling facilities were made available. Besides being concerned that such facilities have not yet been identified, management of Bay Meadows underestimated the extent of the negative reaction of owners and trainers to the sale of the Stable Area. Consequently, Bay Meadows now believes that the sale of either or both of the parcels may adversely impact the present operation of the Bay Meadows Racecourse. However, until definitive plans for alternative stabling and training arrangements are finalized, the magnitude of the effects on Bay Meadows' operations cannot be determined".

I hope you will be able to attend BMOC's Special Meeting of Stockholders on August 30, 1996. Whether you plan to attend in person or not, please mark, sign, date, and return the enclosed Proxy. If you attend the Special Meeting, you may vote your shares in person, even though you have previously signed and returned your Proxy.

Very truly yours,

/s/ F. JACK LIEBAU
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F. Jack Liebau
President, Bay Meadows Operating Company